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              SUB-INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT

                          COMSTOCK PARTNERS FUNDS, INC.
                                10 Exchange Place
                                   Suite 2010
                       Jersey City, New Jersey  07302-3913


                                                                  April __, 1996

The Dreyfus Corporation
200 Park Avenue
New York, New York  10166

Dear Sirs:

          Comstock Partners Funds, Inc. is an open-end, registered investment company (the "Company") currently consisting of two separate portfolios, the Comstock Partners Capital Value Fund (the "Portfolio") and the Comstock Partners Strategy Fund (the "Strategy Portfolio"). The Company hereby confirms its agreement, on behalf of the Portfolio, with The Dreyfus Corporation ("Dreyfus") as follows:

          The Company has entered or will enter an investment advisory agreement with Comstock Partners, Inc., a Delaware corporation ("Comstock"), pursuant to which it will employ Comstock as investment adviser to the Portfolio in accordance with the limitations specified for the Portfolio in the Company's Registration Statement on Form N-1A from time to time in effect, copies of which have been or will be submitted to Dreyfus, and in such manner and to such extent as may from time to time be approved by the Company's Board of Directors. The Company proposes to employ Dreyfus as sub-investment adviser and administrator to the Portfolio as specified herein.

     1.   Sub-Investment Advisory Services

          Subject to the supervision and approval of the Company's Board of Directors, Dreyfus will provide sub-investment advisory services specified herein in accordance with the Portfolio's investment objective and policies as stated in its Prospectus and Statement of Additional Information as from time to time in effect. Dreyfus will manage the short-term cash and cash equivalent investments of the Portfolio and will provide investment research, statistical information and advice regarding the Portfolio. Dreyfus will furnish to Comstock or the Portfolio such general advice regarding economic factors and trends, including statistical information and other factual information, and such statistical information with respect to the investments that the Portfolio may hold or contemplate purchasing, as the Company, on behalf of the Portfolio, may reasonably request. Dreyfus shall exercise its best judgment in rendering these services.
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     2.   Administrative Services

          Subject to the supervision and approval of the Company's Board of Directors, Dreyfus will supervise certain aspects of the Portfolio's operations and provide certain administrative services, as specified herein. Except as otherwise specified in this Agreement, Dreyfus shall not act and shall not be required to act as an investment advisor or manager to the Portfolio, or have any authority to supervise the investment or reinvestment of the securities or other property comprising the Portfolio's assets or to determine which securities or other property may be purchased or sold by a Portfolio.

          With respect to the Portfolio, Dreyfus will supply office facilities (which may be in Dreyfus' own offices), statistical and research data, data processing services, clerical, accounting and bookkeeping services, internal auditing services, legal services, internal executive and administrative services, and stationery and office supplies; prepare reports to the Portfolio's shareholders, tax return, reports to the filings with the Securities and Exchange Commission and state Blue Sky authorities; calculate the net asset value of the Portfolio on a daily basis; and, subject to the supervision of the Company's Board of Directors, generally assist in all aspects of the Portfolio's operations (except with respect to investment advisory services provided by Comstock). Net asset value shall be computed on such days and at such time or times as described in the Portfolio's then current Prospectus and Statement of Additional Information.

          Dreyfus shall have the right at its expense to engage Princeton Administrators, L.P. to assist it in performing certain of the obligations set forth in this paragraph, provided that the Company, on behalf of the Portfolio, is a party to such agreement.

     3.   Fees and Expenses

          In consideration of the sub-investment advisory and administration services rendered pursuant to this Agreement, the Company will pay Dreyfus, in arrears, a monthly fee at an annual rate based on the Portfolio's average daily net assets as follows:

                                     Average Fee as a Percentage
Total Assets                         of Average Daily Net Assets
------------                         ---------------------------

0 up to $300 million                          .35 of 1%
$300 million to $750 million                  .30 of 1%
$750 million to $1 billion                    .25 of 1%
More than $1 billion                          .20 of 1%

Such fee shall be computed daily and paid no later than the seventh (7th) business day of each month


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          The fee for the period from the date of this Agreement to the end of the month shall be pro-rated according to the proportion that such period bears to the full monthly period, and upon any termination of this Agreement other than at the end of any month, the fee for the month during which termination shall occur shall be pro-rated according to the proportion that the period thereof prior to termination bears to the full monthly period and shall be payable within seven (7) days after the date of termination of this Agreement.

          For purposes of determining the fees payable to Dreyfus, the value of the Portfolio's net assets shall be computed in the same manner as computed for the purpose of determining Comstock's fee from the Company for serving as investment adviser to the Portfolio.

          Dreyfus will bear all expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Portfolio will be borne by the Company, except to the extent assumed by Dreyfus, Comstock or the Company's other service providers. The expenses to be borne by the Company include, without limitation, the following: organizational costs; taxes; interest; loan commitment fees, interest and distributions paid on securities sold short; brokerage fees and commissions, if any; Securities and Exchange Commission fees and state Blue Sky qualification fees; Directors' fees and expenses (other than those Directors who are holders of 5% or more of the outstanding voting securities of Dreyfus or Comstock, or of any affiliate of Dreyfus or Comstock); officers' and employees' fees and expenses (other than officers or employees of Dreyfus, Comstock or any affiliate thereof); advisory and administration fees; charges of custodians; transfer and dividend disbursing agents' fees; certain insurance premiums; industry association fees; outside auditing and legal expenses; costs of maintaining the Company's existence; payments to service organizations; costs of independent pricing services; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholder reports and meetings; and any extraordinary expenses.

          If the aggregate expenses incurred by, or allocated to, the Portfolio in any fiscal year shall exceed the expense limitations applicable to the Portfolio imposed by state securities laws or regulations thereunder, as such limitations may be revised from time to time, Comstock, in its capacity as investment adviser to the Portfolio, shall have waived, refunded or reduced (in compliance with Section 7 of the Investment Advisory Agreement between the Company, on behalf of the Portfolio, and Comstock) some or all of such fees Comstock was entitled to receive during the period in which such expense limitations were exceeded so as to cause the Portfolio to comply with such expense limitations. If,


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after giving effect to such waiver, refund or reduction by Comstock, aggregate expenses of the Portfolio continue to exceed such expense limitations, then Dreyfus agrees to waive, refund or reduce the fees it was entitled to receive pursuant to this Agreement if and to the extent required by applicable state securities laws or regulations thereunder.

     3.   Limitation of Liability

          Dreyfus shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of Dreyfus who may be or become an officer, director, employee or agent of the Company shall be deemed, when rendering services to the Company or acting on any business of the Company, to be rendering such services to or acting solely for the Company and not as an officer, director, employee or agent or one under the control or direction of Dreyfus even though paid by it.

     4.   Term

          This Agreement shall continue until April __, 1998 and thereafter shall continue automatically for successive annual periods ending on April 30 of each year, provided such continuance is specifically approved at least annually by (i) the Company's Board of Directors or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940) of the Portfolio's outstanding voting securities, provided that, in either event, the continuance also is approved by a majority of the Directors who are not interested persons of the Company (as defined in the Investment Company Act of 1940) by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on not less than 60 days' notice, by either party hereto, by the Company's Board of Directors or by vote of the holders of a majority of the Portfolio's shares and this Agreement will also terminate automatically in the event of its assignment (as defined in the Investment Company Act of 1940).

     5.   Miscellaneous

          The Company understands that Dreyfus now acts and will continue to act as investment adviser, sub-investment adviser and/or administrator to various investment companies and fiduciary or other managed accounts, and the Company has no objection to Dreyfus' so acting. In addition, it is understood that the persons employed by Dreyfus to assist in the performance of its duties hereunder will not devote their full time to such service and nothing herein contained shall be deemed to limit or restrict the


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right of Dreyfus or any affiliate of Dreyfus to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

          Dreyfus will treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior or present shareholders or those persons or entities who respond to Dreyfus' inquiries concerning investment in the Company, and will not use such records and information for any purpose other than (i) in the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld when Dreyfus may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities; (ii) to the extent that other entities have been engaged by Dreyfus to assist in performing its obligations hereunder, and have executed an agreement to this effect that includes provisions relating to the confidentiality of Company proprietary information and that is otherwise suitable to the Company overall; or (iii) when so requested by the Company. Nothing contained herein, however, shall prohibit Dreyfus from advertising to or soliciting the public generally with respect to other mutual funds, products or services, including but not limited to any advertising or marketing via radio, television, newspapers, magazines or direct mail solicitation, regardless of whether such advertisement or solicitation may coincidentally include prior or present Fund shareholders or those persons or entities who have responded to Dreyfus' inquiries concerning investment in the Portfolio.

          In compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940, Dreyfus hereby agrees that all records that it maintains for the Company are the property of the Company, that it will surrender promptly to the Company any of such records upon the Company's request, and that it will preserve such records for the periods prescribed by Rule 31a-2 under the Investment Company Act of 1940.

          If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                        Very truly yours,


                                        COMSTOCK PARTNERS FUNDS, INC.
                                        on behalf of its Comstock Partners
                                        Capital Value Fund



                                        By:
                                             ------------------------------


Accepted:

THE DREYFUS CORPORATION


By:
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